Exhibit 4.5

Employment Contract

Between

1	Employee

Steffen Føreid	P.no: [P.no]

and

HÖEGH LNG AS

2	Position

Chief Financial Officer

Reporting line: Chief Executive Office

Place of work: Drammensveien 134, 0212 Oslo

Travelling: You may be required from time to time to travel in Norway and abroad

3	Commence date of Employment

Employment is commencing 14th June, 2010

4	Remuneration

Annual gross salary:	2 150 000

Fringe benefits:	Mobile telephone
Broadband
Company car

Laptop and mobile telephone is provided and paid for by the Company, as a part of daily work.

Next salary evaluation: 01.07.2010

Salary payment is made 15th of every month.

Should a mistake be done in connection with monthly payment, the employer is entitled to correct such a mistake at the next payment day.

5	Working hours

Each day:	7.5 h incl. lunch

Weekly:	37.5 h incl. lunch

6	Holiday

Entitlement to holidays and holiday payment is according to law of April 28 1988, effective from time to time

7	Probation period and periods of notice

Probation period is:	6 months

Period of notice during probation period is:	14 days

After the probation period the mutual period of notice will be 3 months. The notice period becomes effective at the end of the month in which it is served.

8	Pension and insurances

You will become a member in Höegh Pensjonskasse from the date of commencement of this contract. Likewise, you are from the same time covered by the company's insurance scheme as such is effective from time to time.

9	Confidentiality obligation

The employee shall keep confidential all information and all materials he/she receives or obtains access to in connection with his/her employment. The confidentiality obligation does not apply to information which is available in the public domain, information one is obliged to disclose to the courts of law or government authorities, or information which is obviously not of a confidential nature.

The Company rules, the Conditions of Employment, Ethical rules, use of picture at Hoeghnet/Common and the Office Handbook are agreed and form an integrated part of this contract, effective from time to time.

This contract is signed by both Employer and the Employee in two identical copies. The Employer and the Employee have one copy each.

Place/date: 09.06.10	/s/ Sveinung J. S. Støhle
OSlo	(Employer)

Place/date: 09.06.10	/s/ Steffen Føreid
OSlo	(Employer)

Enclosures to follow at time of signing:

Company Rules

Conditions of Employment

Ethical Rules

Use of picture at Hoeghnet/Common

2

Steffen Føreid

Oslo, 28/11/2018

Job offer – CEO/CFO of HMLP

In reference to discussions with President & CEO of HLNG, we are pleased to formally offer you the position as mentioned on the following terms, applicable from commencement date:

•	Reporting to Board of Directors and Chairman of HMLP, or as stated in the job description at any given time
•	Commencement date: 15/09/2018
•	Annual gross salary: NOK 3,250,000 gross per annum
•	Terms and conditions otherwise remain unchanged, or as stated in your employment contract

Further contractual details will be formulated if required for HMLP.

Yours faithfully

/s/ Sveinung J. S. Støhle
Sveinung J. S. Støhle
President & CEO
Höegh LNG

Acepted:

/s/ Steffen Føreid
Date/Sign

Höegh LNG AS

Drammensveien 134, P.O. Box 4 Skøyen, 0212 Oslo, Norway. Tel: +47 21 03 90 00 Fax: +47 21 03 90 13, Foretaksregisteret: NO 989 837 877 MVA